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                     August 17, 2023

       Tom Spaeth
       Chief Financial Officer
       HireRight Holdings Corp
       100 Centerview Drive, Suite 300
       Nashville, Tennessee 37214

                                                        Re: HireRight Holdings
Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 10,
2023
                                                            File No. 1-40982

       Dear Tom Spaeth:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services